Exhibit 10.46

2004/2005 Executive Officer Bonus Plan

Objective:

•	Align the interests of employees and shareholders in the future growth and success of ArthroCare Corporation (the “Company”) by rewarding employee performance.

Bonus Pool:

•	Up to 100% of the Total Bonus Potential of all Eligible Participants during the period of January 1, 2004 through March 31, 2005 (the “Bonus Period”). The Total Bonus Potential for an Eligible Participant will be (a) (1) the Eligible Participant’s Bonus Potential, plus (2) 15% of such Eligible Participant’s Bonus Potential, minus (b) 25% of the Eligible Participant’s Bonus Potential. For example, the Total Bonus Potential for an Eligible Participant who is a Section 16 Vice President as of prior to December 31, 2004 with a base salary of $100,000 shall be $45,000 (($50,000 + $7,500) — $12,500). The Total Bonus Potential of an Eligible Participant, other than the Chief Executive Officer, may be increased or decreased at the sole discretion of the Chief Executive Officer of the Company. The Total Bonus Potential of the Chief Executive Officer may be increased or decreased at the sole discretion of the Company’s Board of Directors.

Eligible Participants:

•	All executive officers of the Company from the period of January 1, 2004 through the payment date of a bonus (the “Bonus Payment Date”) who began employment with the Company on or before December 31, 2004 and are not ineligible due to performance issues, as approved by the Compensation Committee of the Company’s Board of Directors. Pro rata eligibility for executive officers who started after January 1, 2004 and remained employed by the Company through the Bonus Payment Date.

Bonus Potential:

•	25% of base salary for fiscal year end December 31, 2004 for non-Section 16 Vice Presidents as of December 2, 2004

•	50% of base salary for fiscal year end December 31, 2004 for Section 16 Vice Presidents as of prior to December 2, 2004

•	60% of base salary for fiscal year end December 31, 2004 for Chief Executive Officer

Bonus Factors:

•	In the event the Company achieves at least 85% (the “Minimum Achievement Level”) of the Sales Goal, Profit Goal and Return on Net Working Capital Goal, a bonus will be due to each Eligible Participant. The Sales Goal, Profit Goal and Return on Net Working Capital Goal shall be as set forth in the Company’s operating budget for the period of January 1, 2004 through March 31, 2005, as approved by the Company’s Board of Directors.

•	Each of the Sales Goal, Profit Goal and Return on Net Working Capital Goal shall be ascribed a percentage weight totaling 100% in the aggregate, as follows:

Sales Goal – 60%

Profit Goal – 20%

Return on Net Working Capital Goal – 20%

•	The Minimum Achievement Level is determined by adding the weighted average of the Sales Goal (i.e., Sales Goal Achieved (as defined below) multiplied by 60%), plus the weighted average of the Profit Goal (same formula), plus the weighted average of the Return on Net Working Capital Goal (same formula). If the sum of these percentages is equal to or greater than 85%, a bonus is payable.

•	If the Bonus Achievement Level is between 85% and 100%, then Eligible Participants are eligible for the percentage of their Total Bonus Potential actually achieved. For example, if the Bonus Achievement Level is 90%, then Eligible Participants are eligible for 90% of their Total Bonus Potential.

Bonus Multiplier:

•	If the Bonus Achievement Level is in excess of 100%, then Eligible Participants are eligible for 100% of their Total Bonus Potential, plus a percentage of their Total Bonus Potential equal to three times the portion in excess of 100%. For example, if the Bonus Achievement Level is 110%, then Eligible Participants are eligible for 100% of their Total Bonus Potential, plus 30% of the Total Bonus Potential.

Defined Terms:

Sales shall mean the amount of ArthroCare products sold from the period of January 1, 2004 through March 31, 2005.

Profits shall mean (1) EPS as published in GAAP financial statements for the first three quarters of 2004; plus (2) EPS as published in the GAAP financial statements for the fourth quarter of 2004 and the first quarter of 2005 excluding the impact of the Opus acquisition and any other unplanned accounting changes (e.g., early expensing of stock options).

Net Working Capital shall mean (a) the sum of Accounts Receivable, Total Inventory, Net Property, Plant and Equipment (including Net Installed Controller Base), minus (b) Accounts Payable.

Return on Net Working Capital shall mean Net Working Capital divided by Net Income, excluding the impact of the Opus acquisition and any other unplanned accounting changes.

Sales Goal Achieved shall mean the percentage determined by dividing Sales by the Sales Goal.

Profit Goal Achieved shall mean the percentage determined by dividing Profits by the Profit Goal.

Return on Net Working Capital Goal Achieved shall mean the percentage determined by dividing the Return on Net Working Capital by the Return on Net Working Capital Goal.

Bonus Achievement Level shall mean the actual level of bonus achieved.

Any bonuses payable under this 2004/2005 Bonus Plan are subject to the approval of the Company’s Board of Directors. The Company has the right to make changes in plan participation, the bonus pool or any other aspect of this plan at any time and without prior notice.